As filed with the Securities and Exchange Commission on May 27, 2011

Registration No. 333-173686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BrightSource Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	76-0836010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1999 Harrison Street, Suite 2150

Oakland, CA 94612

(510) 550-8161

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Woolard

President and Chief Executive Officer

BrightSource Energy, Inc.

1999 Harrison Street, Suite 2150

Oakland, CA 94612

(510) 550-8161

(Name, address including zip code, and telephone number including area code, of agent for service)

Copies to:

Alan Talkington Brett Cooper Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105	Richard B. Aftanas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-173686) is being filed for the purpose of filing the exhibits indicated in Item 16(a) of Part II of the Registration Statement and also updates Items 15 and 17 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14 and 16(b) of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by BrightSource in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fee and the initial                 listing fee.

Item	Amount
SEC registration fee		$29,025
FINRA filing fee		25,500
Initial listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky qualification fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s certificate of incorporation to be in effect upon the completion of this offering includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the registrant’s certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant’s directors who are affiliated with venture capital firms also have certain rights to indemnification provided by their venture capital funds and the affiliates of those funds (the “Fund Indemnitors”). In the event that any claim is asserted against the Fund Indemnitors that arises solely from the status or conduct of these directors in their capacity as directors of the registrant, the registrant has agreed, subject to stockholder approval, to indemnify the Fund Indemnitors to the extent of any such claims. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 and otherwise.

Item 15.	Recent Sales of Unregistered Securities

Since January 1, 2008, BrightSource has sold and issued the following securities:

1. Sales of Preferred Stock

•

In April and May 2008, the registrant issued and sold to accredited investors an aggregate of 15,023,646 shares of the registrant’s Series C preferred stock at a per share purchase price of $7.6546 for aggregate proceeds of $115,000,000.

•

In February, March, May and June 2010, the registrant issued and sold to accredited investors an aggregate of 25,766,865 shares of the registrant’s Series D preferred stock at a per share purchase price of $6.7246 for aggregate proceeds of $173,271,860.

•

In December 2010 and January, February, March and April 2011, the registrant issued and sold to accredited investors an aggregate of 23,092,864 shares of the registrant’s Series E preferred stock at a per share purchase price of $8.6646 for aggregate proceeds of $200,090,429.

2. Warrants

•

As consideration for a loan transaction, in December 2010, the registrant issued a warrant to Hercules Technology Growth Capital, Inc. to purchase up to an aggregate of 130,199 shares of the registrant’s Series D preferred stock if the loan is repaid by June 30, 2011, or up to an aggregate 260,238 shares of the registrant’s Series D preferred stock if the loan is not repaid by June 30, 2011, at an exercise price of $6.7246 per share.

•

In January, February and March 2011, the registrant issued warrants to Advanced Equities Financial Corp. to purchase up to an aggregate of 195,653 shares of the registrant’s Series E preferred stock at an exercise price of $8.6646 per share as consideration for certain services.

3. Options and Common Stock Issuances

•

From January 1, 2008 through May 15, 2011, the registrant granted to its employees, consultants and other service providers options to purchase an aggregate of 3,964,244 shares of common stock at prices ranging from $0.35 to $7.52 per share for an aggregate purchase price of $19,953,621.

•

From January 1, 2008 through May 15, 2011, the registrant granted to certain executive officers and directors options to purchase an aggregate of 3,091,831 shares of common stock at prices ranging from $2.96 to $4.83 per share, for an aggregate purchase price of $14,378,364.

•

From January 1, 2008 through May 15, 2011, the registrant issued and sold an aggregate of 895,905 shares of common stock upon the exercise of options issued to certain employees, consultants and other service providers at exercise prices ranging from $0.35 to $3.93 per share, for an aggregate consideration of $485,696.

•

In February 2010, the registrant issued and sold an aggregate of 3,283,112 shares of the registrant’s common stock to accredited investors in consideration for such accredited investors’ purchase of shares of the registrant’s Series D preferred stock in the initial closing of the registrant’s Series D preferred stock financing.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of securities pursuant to Items 1 and 2 above were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of the registration statement and is incorporated by reference herein.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the registrant’s consolidated financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California on May 27, 2011.

BRIGHTSOURCE ENERGY, INC.

By:	/s/ John F. Jenkins-Stark
John F. Jenkins-Stark
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* John M. Woolard	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2011

/s/ John F. Jenkins-Stark John F. Jenkins-Stark	Chief Financial Officer (Principal Financial Officer)	May 27, 2011

/s/ Lawrence A. Stritch Lawrence A. Stritch	Controller (Principal Accounting Officer)	May 27, 2011

* John E. Bryson	Chairman and Director	May 27, 2011

* Nicholas E. Brathwaite	Director	May 27, 2011

* Denis Cochet	Director	May 27, 2011

* J. Stephan Dolezalek	Director	May 27, 2011

* James Eats	Director	May 27, 2011

* David C. Fries	Director	May 27, 2011

* Arnold J. Goldman	Director	May 27, 2011

* Thomas M. O’Flynn	Director	May 27, 2011

*By:	/s/ John F. Jenkins-Stark
John F. Jenkins-Stark
Attorney-in-fact

Exhibit Index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1†	Ivanpah I Equity Participation Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC and Danke Schoen Project LLC, dated as of April 5, 2011.

2.2†	Ivanpah II Equity Participation Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC and Danke Schoen Project LLC, dated as of April 5, 2011.

2.3†	Ivanpah III Equity Participation Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC and Danke Schoen Project LLC, dated as of April 5, 2011.

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.2*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

3.3	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.4	Bylaws of the Registrant, as currently in effect.

4.1*	Form of Specimen Common Stock Certificate.

4.2#	Amended and Restated Investors’ Rights Agreement between the Registrant and the investors listed on Exhibit A thereto, dated as of December 28, 2010.

4.3#	Amendment to the Amended and Restated Investors’ Rights Agreement between the Registrant and the investors listed on Exhibit A thereto, dated as of March 11, 2011.

4.4#	Warrant Agreement between the Registrant and Hercules Technology Growth Capital, Inc., dated as of December 28, 2010.

4.5#	Form of Preferred Stock Purchase Warrant issued by the Registrant to Advanced Equities Financial Corp.

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered.

10.1*	Form of Indemnification Agreement between the Registrant and each of its Officers and Directors.

10.2#	2006 Stock Plan (amended December 27, 2010).

10.2.1#	Form of U.S. Stock Option Agreement under 2006 Stock Plan.

10.2.2#	Form of 102 Track NSO Israel Stock Option Agreement under 2006 Stock Plan.

10.3*	2011 Omnibus Equity Incentive Plan.

10.3.1*	Form of Stock Option Agreement under 2011 Omnibus Equity Incentive Plan.

10.4*	2011 Employee Stock Purchase Plan.

10.4.1*	Form of Purchase Agreement under 2011 Employee Stock Purchase Plan.

10.5#	Contract of Employment between the Registrant and John M. Woolard, dated as of October 18, 2006.

10.6#	Offer Letter between the Registrant and Jack F. Jenkins-Stark, dated as of April 2, 2007.

10.7#	Amended and Restated Employment Agreement between BrightSource Industries (Israel) Ltd. (formerly, Luz II Ltd.) and Israel Kroizer, dated as of October 22, 2006.

Exhibit Number	Description

10.8#	Offer Letter between the Registrant and Carlos F. Aguilar, dated as of November 20, 2009.

10.9#	Offer Letter between the Registrant and Lynda Ward Pierce, dated as of July 2, 2010.

10.10#	Offer Letter between the Registrant and John E. Bryson, dated as of August 23, 2010.

10.11#	Offer Letter between the Registrant and Thomas M. O’Flynn, dated as of May 13, 2010.

10.12#	Offer Letter between the Registrant and James Eats, dated as of April 24, 2007.

10.13#	Part-Time Employment Agreement between BrightSource Industries (Israel) Ltd. and Arnold J. Goldman, dated as of October 1, 2010.

10.14#	Form of Severance and Change in Control Agreement.

10.15#	Assignment Agreement between the Registrant and Los Angeles Advisory Services Incorporated, dated as of October 24, 2006.

10.16#	Office Lease between the Registrant and Oakland Property LLC, dated as of November 7, 2007.

10.17#	First Amendment to Office Lease between the Registrant and Oakland Property LLC, dated as of May 24, 2010.

10.18#	Second Amendment to Office Lease between the Registrant and Oakland Property LLC, dated as of November 19, 2010.

10.19†	Amended and Restated Preferred Partnership Agreement between the Registrant and ALSTOM Power Inc., dated as of December 27, 2010.

10.20†	Amended and Restated Preferred Equipment Supplier Agreement between the Registrant and ALSTOM Power Inc., dated as of December 27, 2010.

10.21†	Master Services Agreement between the Registrant, BrightSource Construction Management, Inc. and Chevron Technology Ventures, dated as of December 17, 2008.

10.22†	Solar Field Agreement between Solar Partners II, LLC and BrightSource Construction Management, Inc., for the Ivanpah I Solar Power Project, dated as of April 5, 2011.

10.23†	Solar Field Agreement between Solar Partners I, LLC and BrightSource Construction Management, Inc., for the Ivanpah II Solar Power Project, dated as of April 5, 2011.

10.24†	Solar Field Agreement between Solar Partners VIII, LLC and BrightSource Construction Management, Inc., for the Ivanpah III Solar Power Project, dated as of April 5, 2011.

10.25†	Solar Field Supply Subcontract between Bechtel Power Corporation, BrightSource Operations (Israel), Ltd. and BrightSource Construction Management, Inc., for the Ivanpah 1 Solar Power Project, dated as of September 29, 2010.

10.26†	Solar Field Supply Subcontract between Bechtel Power Corporation, BrightSource Operations (Israel), Ltd. and BrightSource Construction Management, Inc., for the Ivanpah 2 Solar Power Project, dated as of September 29, 2010.

10.27†	Solar Field Supply Subcontract between Bechtel Power Corporation, BrightSource Operations (Israel), Ltd. and BrightSource Construction Management, Inc., for the Ivanpah 3 Solar Power Project, dated as of September 29, 2010.

10.28†	Equity Funding Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC, Danke Schoen Project LLC, Solar Partners II, LLC, U.S. Department of Energy and PNC Bank, National Association, dated as of April 5, 2011.

10.29†	Equity Funding Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC, Danke Schoen Project LLC, Solar Partners I, LLC, U.S. Department of Energy and PNC Bank, National Association, dated as of April 5, 2011.

Exhibit Number	Description

10.30†	Equity Funding Agreement between the Registrant, BrightSource Ivanpah Holdings, LLC, NRG Solar Ivanpah LLC, Danke Schoen Project LLC, Solar Partners VIII, LLC, U.S. Department of Energy and PNC Bank, National Association, dated as of April 5, 2011.

10.31†	Loan Agreement between BrightSource Ivanpah Fundings, LLC and BDC Ivanpah, LLC, dated as of April 8, 2011.

10.32†	Loan and Guaranty Agreement between the Registrant, certain wholly-owned domestic subsidiaries of the Registrant, as guarantors, and Hercules Technology Grown Capital, Inc. and Hercules Technology II, L.P., dated as of December 28, 2010.

10.33†	Pledge and Security Agreement between the Registrant, the guarantors party thereto and Hercules Technology Growth Capital, Inc., as collateral agent, dated as of December 28, 2010.

10.34†	First Omnibus Amendment and Consent to Loan and Guaranty Agreement and Pledge and Security Agreement between the Registrant, certain wholly-owned domestic subsidiaries of the Registrant listed on the signature pages thereto, Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P., dated as of March 21, 2011.

21.1#	List of Subsidiaries.

23.1#	Consent of Deloitte & Touche LLP.

23.2*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1#	Power of Attorney.

*	To be supplied by amendment.
†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
#	Previously filed.